Exhibit 99.1

Event ID: 2052046

Culture: en-US

Event Name: Q2 2009 The Mosaic Company Earnings Conference Call

Event Date: 2009-01-06T14:00:00 UTC

P: Operator;;

C: Christine Battist; The Mosaic Company; Director IR

C: Larry Stranghoener; The Mosaic Company; EVP, CFO

C: Jim Prokopanko; The Mosaic Company; President, CEO

P: Kristin McDuffy; Goldman Sachs; Analyst

P: Vincent Andrews; Morgan Stanley; Analyst

P: Michael Piken; CRC; Analyst

P: Nils Wallin; Credit Suisse; Analyst

C: Mike Rahm; The Mosaic Company; Head of Market Analysis, Strategic Planning

P: Bob Koort; Goldman Sachs; Analyst

P: Steve Byrne; Banc of America; Analyst

C: Rick McLellan; The Mosaic Company; Commercial Manager

P: Mark Gulley; Soleil Securities; Analyst

C: Steve Pinney; The Mosaic Company; SVP - Phosphate

P: Dave Silver; JPMorgan; Analyst

P: Bob Goldberg; Scopus Asset Management; Analyst

+++ presentation

Operator: Good morning, ladies and gentlemen. Welcome to The Mosaic Company fiscal 2009 second quarter earnings conference call. At this time, all participants have been placed in a listen-only mode. The floor will be open for questions following today’s presentation. Your host for today’s call is Christine Battist, Director, Investor Relations of The Mosaic Company. Please proceed, Christine.

Christine Battist: Thank you, Josh. Happy new year, and welcome to Mosaic’s fiscal 2009 second quarter earnings conference call. Joining us for the call this morning are Jim Prokopanko, President and Chief Executive Officer; Larry Stranghoener, Executive Vice President and Chief Financial Officer; and other members of the Mosaic Senior Leadership Team. We will be using presentation slides during the conference call today. You may view the slides simultaneously with the audio webcast, and the slides are available on our web site, mosaicco.com/investors, and may enhance our discussion but are not a requirement for the call. If you are unable to download the slides, please contact me after the call and I will send the slides to you.

We will be making forward-looking statements during the call today, and these statements include but are not limited to, statements about our future financial and operating results. They are based on management’s beliefs and expectations as of today’s date, January 6th, 2009 and are subject to significant risks and uncertainties. Actual results may differ materially from those projected in the forward-looking statements. Additional information concerning the factors that could cause actual results to differ materially from those in the forward-looking statements is included in our press release issued yesterday and in our reports filed with the Securities and Exchange Commission.

This call is the property of Mosaic. Any distribution, transmission, broadcast or rebroadcast in any form without the express written consent of Mosaic is prohibited.

Now, I will turn the call over to Larry, who will recap some highlights from our second quarter results and provide insights on the factors impacting our business. Larry?

Larry Stranghoener: Thank you, Christine. Good morning to all and thanks for joining us today. We are experiencing a perfect storm in the crop nutrient markets with a combination of factors dramatically affecting farmers, producers, and the entire supply chain in all parts of the agricultural world. Jim will share with you more details about this environment, and the steps we are taking to work through this downturn and effectively position Mosaic for the coming upturn, but first I will recap some highlights from our second quarter results.

Our results, as summarized on slide four, exhibit strong growth versus last year, driven primarily by higher selling prices and the gain on the sale of our investment in Saskferco. These factors offset the impact of lower sales volumes and an inventory valuation write down. Net earnings for the second quarter were $960 million, or $2.15 per diluted share. These results included a $1.03 per share gain on the sale of Saskferco and a $0.41 per share inventory write-down.

Let me discuss each of these items in more detail. Early in calendar 2008, we announced our intention to sell our stake in Saskferco as part of Mosaic’s strategy to focus our resources on our strong Potash and Phosphates businesses. Together with our partner, we completed this sale on October 1st, 2008, for gross proceeds of $1.5 billion, of which we received half for our portion of the investment. The sale resulted in a pre-tax gain of $673 million in our second fiscal quarter. We recorded a deferred tax liability of $215 million on this gain, resulting in an after-tax gain of $458 million. We do not expect the deferred tax liability to have a cash impact in the foreseeable future. This was a great transaction for Mosaic as it accomplished a key strategic objective with a very attractive financial outcome.

Less attractive was the impact of the current market environment on the carrying value of our inventories. Declining selling prices and rapidly declining raw material costs for phosphates, namely sulfur and ammonia, required us to record an inventory valuation write-down, because the carrying cost of certain ending inventories exceeded estimates of future selling prices. The pre-tax write down totaled $294 million with $213 million recorded in our Phosphates segment, $149 million in Offshore, and $6 million related to nitrogen products, with an offsetting net credit of $74 million in our corporate/other segment. The write-down is based on assumptions regarding future selling prices and raw material costs, which may or may not be accurate, depending on market conditions and further assumes that most of this phosphate and offshore inventory will be sold at no margin.

Turning to business unit results, our Potash segment delivered a strong quarter, primarily driven by higher selling prices offset by a decline in sales volumes. Our average MOP selling price was $529 per tonne, an increase of $41 from our first quarter results. Operating earnings were $548 million, more than a three-fold increase compared to the same period last year. Potash selling price increases more than offset higher resource taxes and royalties and a 15% decline in sales volumes such that gross margin grew to 59% versus 41% last year and 52% in the first quarter of fiscal 2009. Looking forward, potash sales volumes are expected to remain soft at least through the third quarter. Realized prices are expected to decline slightly compared to second quarter levels, due to a higher percentage of lower priced industrial sales. In light of the weak demand outlook, we are prepared to reduce potash production by up to one-million tonnes in the second half of this fiscal year to better control our inventory levels. This includes the impact of reduced production rates which we undertook during the recent holiday season.

Our Phosphates segment posted disappointing results due to a lack of demand. A full distribution pipeline, steep declines in raw material prices, and a host of other factors resulted in cautious buying behavior by customers and a sharp decline in sales volumes. Phosphates’ operating earnings were $259 million compared with operating earnings of $347 million in the same period last year. Gross margins compressed to 17% versus 32% last year. This decline was the result of the inventory write-down, higher raw material costs, and the impact of lower operating rates. The average DAP selling price for the quarter was $1,083 per tonne, within our guidance range as realized DAP selling prices did not begin to decline until the latter part of the quarter. We expect the Phosphates segment’s results to be much weaker at least through the third quarter because of lower selling prices and margins, soft sales volumes, and lower production levels. Because of the write-down, we expect that most of our third quarter phosphate volumes will be sold at no gross margin.

As we previously announced, we reduced our phosphate production by approximately one million tonnes through December 2008 and we are further reducing production by an additional one million tonnes to better manage inventory levels during these slower than normal market conditions.

Our Offshore segment also experienced a fall off in demand due to a full distribution pipeline and weak farmer economics, primarily in Brazil. Along with the inventory write-down noted earlier, this resulted in an operating loss of $120 million compared to operating earnings of $26 million a year ago. The Offshore gross margin is expected to remain weak at least through the third quarter, or until crop nutrient demand returns to more normal levels.

Despite the mixed results this quarter, we believe we have the best liquidity position among our peers, with total cash of $2.8 billion, and debt of $1.4 billion as of November 30th, 2008. As you know, we have worked hard during the past four years to strengthen our balance sheet, and to build a strong cash position and this is serving us well. We generated $387 million in cash flow from operations during the second quarter, compared with $543 million a year ago. Cash flow was lower due to the poor sales environment as well as the timing of income tax payments, which totaled $568 million in the second quarter. We expect to be a net user of cash at least through the third quarter, or until we see sales volumes pick up. Our substantial cash reserves give us much flexibility and position us to emerge from this downturn with our financial strength intact.

Now let me comment briefly on our financial guidance. Like companies in many industries, we are providing less guidance than we have in the past simply because of the significant uncertainties in our markets. We had previously withdrawn our sales volume guidance for the year, and have no update to provide at this time, other than to repeat our expectation for weak sales volumes at least through our third quarter. Additionally, given the modest number of sales transactions that are occurring, we have elected not to provide DAP and MOP selling price guidance ranges for the third quarter, though we have noted we expect third quarter realized phosphate prices to be down substantially and realized potash prices to be down slightly from second quarter levels.

We are updating our annual capital spending guidance by noting that we have reduced planned outlays to a range of $800 million to $900 million this year, down from our previous range of $900 million to $1.1 billion. We remain committed to our planned potash expansions as we like the long term outlook for potash and these are long lead time projects. That said, we are evaluating whether to moderate the pace of our expansions in light of near-term market conditions and less robust cash flow.

As for other guidance, SG&A costs are now expected to be down slightly from our prior guidance to $340 to $360 million, the effective tax rate is still expected to be in the low 30% range, and our guidance for Canadian resource taxes and royalties has been withdrawn in light of the uncertainty about potash volumes.

Now, Jim will share insights on the factors impacting our business, the outlook and what we are doing to manage through this environment. Jim?

Jim Prokopanko: Thank you, Larry. Good morning, everyone. Happy new year to all. I hope that for all of us, 2009 proves to be more prosperous and more predictable than the year just ended. I would like to briefly touch on the key factors impacting Mosaic and also provide some perspective on what we see ahead. Dr. Mike Rahm, who heads our market analysis and strategic planning team, will discuss the outlook in greater detail at our analyst day next Tuesday, January 13th, in New York City.

During this call, I would like to highlight a few important items. Crop nutrient markets are recalibrating due to several global factors that include declining grain prices, a large drop in raw material costs, lower nutrient demand prospects, the stronger U.S. dollar, and the drop in energy prices. This recalibration in manufacturing costs and farm economics resulted in reduced fall fertilizer applications, froze the distribution pipeline, backed up inventories at production points, and forced many nitrogen, phosphate and potash companies to reduce output. The uncertain farm economics caused some farmers to decrease nutrient use, or postpone application from fall to the coming spring season.

Slide six shows the drop in agricultural commodity prices throughout the quarter. This drop has sent bearish signals to farmers and corresponds to price actions seen in other commodities, notably oil. We are encouraged by the recent rally in grain prices and the decoupling from oil and believe this may portend a recovery in the markets we serve.

Slide seven shows the decline of sulfur and ammonia prices which are key inputs for phosphate production. These larger than expected declines fueled marketplace expectations for lower phosphate prices and, coupled with a sharp drop in nitrogen prices, hastened a sudden change in market sentiment with buyers choosing to sit on the sidelines during the last fall fertilizer season. A late harvest in North America exacerbated the situation.

Slide eight shows that farmers in many regions battled the elements throughout November to get late maturing crops out of the field. In fact, many did not have the time to complete the fall field work. For example, the Iowa Department of Agricultural reported that farmers had completed just 43% of their planned fertilizer application by November 30th. This compares to a five year average of 66% for the state.

All of these factors impacted our second quarter results, and will impact us in varying degrees in the second half of fiscal 2009.

In looking forward, I will comment about the immediate near-term outlook for the next six months, and then, we will comment separately on our outlook beyond our fiscal year end.

Prospects for the balance of 2009 hinge on how quickly demand returns, which in turn hinges on two factors. The first is farm economics. As I have already noted, and as shown on slide nine, we are encouraged by the Santa Claus rally in agricultural commodity markets and estimates of record U.S. farm income. Since December 5th, commodity prices have increased between 25% to 30%. If this rally continues through to the spring, the higher grain prices, coupled with lower production costs for diesel, propane and crop nutrients, will provide an added boost to farm economics and should provide the self correction mechanism needed to reverse the current downturn.

The second factor is how quickly out of the money dealer inventories get worked down along the entire supply chain. We expect that dealer customers will average down their inventory costs through new purchases at lower prices. This, along with lower retail prices, eventually will facilitate movement of inventories through the pipeline. This difficult process will happen but it may take some time.

As for the long term, to summarize slide 10, we need to remember that there are 73 million more people at the dinner table every year and diets globally are improving. Despite this, the world currently has access to historically low levels of grain and oilseed stocks and continued bumper crop production is an urgent priority. Also, there is a limit to the amount of arable land available for crop production. As a result, increased crop production must come primarily through higher productivity and crop nutrients will be a primary driver.

Finally, there has arguably been insufficient investment in crop nutrient capacity in recent years, creating the potential for new supply-demand imbalances until new capacity is brought on line. Just six months ago, the world was focused on food security issues, including food riots in many cities. This was brought about by long term demand factors which are still very much at work, though they’ve been masked in the short term by the global economic crisis.

Clearly, the world still needs to produce a bumper crop in 2009 to meet projected demand. And grain and oilseed markets are beginning to recognize just that. Slide 11 shows that back to back record harvests have barely moved the needle on the gauge measuring overall grain and oilseed stocks. Another bumper crop is required next year to meet the demands for food and fuel as well as to build stocks to more secure levels.

Now, I want to conclude with a few points on what Mosaic is doing in this environment. First, we operate in markets that are global, cyclical and commodity based. My management team accepts this fact, and has extensive experience in all cycles of this business. And we have just added a new senior executive, Joc O’Rourke, who brings extensive global mining and operating experience to our team. Of course, no one has a crystal ball that will predict these swings in the market, but we do know how to manage through these fluctuations.

Second, we are controlling what we can control. This starts with maintaining a highly disciplined approach to managing our business. We are reducing production as appropriate, we are taking steps to reduce planned capital expenditures, even as we continue investing in projects to improve productivity. We are also preparing to reduce costs more aggressively if the market remains soft. Finally, we are managing our balance sheet wisely, and maintaining tight scrutiny of all operating and financial risks we face in this uncertain environment.

Based on my nearly three decades in this industry, I can assure you that even in the midst of these cold winter days, and let me tell you, it is plenty cold here in Minnesota, spring is certain to follow. We expect that the strategic path we embarked on last year, mainly focusing on growing our core Potash and Phosphates businesses, will stand the test of time. Clearly, we are experiencing some tough sledding right now but we are well positioned strategically and financially for when the market turns. And we know that it will turn. I continue to have a great deal of confidence in the long term outlook of crop nutrients, and I look forward to discussing this with you in greater detail at our analyst day next week in New York. Now, we’ll be happy to take your questions.

+++ q-and-a

Operator: (Operator Instructions). Questions will be taken in the order received. And our first question comes from Kristin McDuffy, Kristin, you may proceed.

Kristin McDuffy: Yes, I noticed in your quarter that the debt declined by $66 million. Can you tell us what you repaid in the quarter?

Larry Stranghoener: We opportunistically bought back some debt on the open market that was offered at attractive prices, nothing more than that.

Kristin McDuffy: Can you tell which bonds that you were repurchasing.

Larry Stranghoener: I would have to get back to you separately. I don’t know offhand, Kristin.

Kristin McDuffy: Okay. The $746 million that you received from the Saskferco sale, did that flow through to your cash balances? Because I noticed you said it was held in Canada. Did I see in that $2.8 billion?

Larry Stranghoener: Yes, that does, that is included in our cash balances.

Kristin McDuffy: Looking ahead, what do you think about working capital for the next quarter, do you think it will be a large use of cash?

Larry Stranghoener: Working capital is actually a source of cash in the most recent quarter as we collected a big chunk of receivables. Going forward, we would expect inventories to build modestly from current levels until we see sales volumes increasing. So I would expect it to be a modest net user of cash in the third quarter.

Kristin McDuffy: So most of your expectation for negative cash flow comes from declining EBITDA as we look ahead for the third quarter, not from any kind of one time, but from a working capital cash outflow.

Larry Stranghoener: That’s correct.

Kristin McDuffy: Okay. And then lastly, I don’t know if you have this available but can you give D&A by segment?

Larry Stranghoener: I could do that, but in the interest of time, let’s move on to the next question and I will get back to you separately with those numbers.

Operator: And our next question comes from Vincent Andrews from Morgan Stanley. Vincent, you may proceed.

Vincent Andrews: Thank you. Good morning, everybody. Wondering if you can comment on two things, first maybe, any update on the Chinese potash negotiation and secondly, you commented that Brazil is going to remain difficult through fiscal ‘09, whereas the rest of the business you have characterized as at least through 3Q ‘09 and I wonder if you can talk about what we need to see in Brazil for that market to improve and how much, outside the Brazilian market, it is going to hinge on Brazil improving. Thank you?

Jim Prokopanko: Good morning, Vincent. This is Jim Prokopanko here. Two questions, China first, the China potash, those negotiations are underway, and China will buy when China chooses to buy. We think it is certainly going to be in the first half of the year, perhaps the first quarter and we are optimistic that we will achieve a sale, another annual sale with China. That’s about all we can say on that.

As for Brazil, a couple of things have happened. Some have gotten more encouraging, but overall it has been a tough agricultural market in Brazil. You did have a period where the real strengthened, and now that has reversed, the US dollar has strengthened. There has been encouraging news for Brazilian soybean farmers. It has been mostly around some other crop, along with the credit availability. It has been tough in Brazil, with this credit, global economic credit crisis; farmers and dealers have been impacted throughout Brazil. That’s taken a bit of the bloom off the rose there. As well, sugar prices are down and some of the other non-oilseed commodity prices have been down. There’s just a, they’re going through a tougher ag economy in Brazil than we are seeing in North America for example.

Vincent Andrews: So if I can just follow up quickly and pass it along, do you still expect the Chinese to contract for higher volumes this year than last year, and secondly just on Brazil, what needs to take place to turn that market around? Is it more Government involvement from a credit perspective or higher crop prices or what do we have to look for?

Jim Prokopanko: China we hope they’re going to buy more, I’m not going to make that forecast here on this call, but we think they’re going to be at least what they purchased and perhaps higher than last year. It would have to happen in Brazil. We have to see a continued rally in Brazil in soybeans which we have been seeing over the last month. We have seen the U.S. dollar strengthen, which is positive. And we think with a little bit of time by next harvest, we will be seeing back to normalized business in Brazil. We have higher inventories than we would like to see, the whole market does in Brazil. And that will clear out with time and should be through by the summer months.

Vincent Andrews: Okay. Thank you very much.

Operator: And our next question comes from Michael Piken from CRC. Michael, you may proceed.

Michael Piken: Good morning. A couple of questions for you. First of all, if you can talk about kind of the current stalemate between fertilizer dealers, farmers you alluded to a little in your prepared remarks but just trying to get a sense of what brings this stalemate to an end, is it just that the retailers are going to eventually cave in on pricing or do you think the farmers are going to start buying and how long can the farmers wait before running a risk of shortage next spring?

Jim Prokopanko: Well, you have got a dealer network that would like to recover their costs, which is clearly an understood imperative. And they will, along with what they can replace that product at, have to look at a new blended price. We are going to be getting closer to the point where farmers have to go to the fields, and that time is going to start we are going to start approaching that certainly in the southern US come, come the end of January, February, farmers have to make the decisions and start making their orders. And dealers are then going to have to decide at what price they’re going to make the sale or farmers are going to choose not to put the fertilizer on. It is buy it or don’t, if you don’t buy it, well, you can rest assured there will be less grain and there will be a market response in the months ahead. So I think farmers understand that as well. That crop prices have been rallying, and there’s greater incentive for them to apply normal nutrient levels to their fields.

Michael Piken: Okay. Great. My other question is, just as you sort of think about sort of the global phosphate market, do you think at this point given the cuts you have made and some of your competitors have announced, do you believe that the level of the cuts have been sufficient to the point where we might start to see a stabilization of phosphate prices? And I know that’s sort of hard to forecast. And then I know the China wild card is also in there, but it looks like their Government proposed a series of reforms in the last two weeks to help domestic farmers and fertilizer industry. How do you see this potentially impacting you guys on the phosphate side? Thanks.

Jim Prokopanko: It all comes down again to commodity prices, and if we see the stability in these commodity prices that we have, we have used the last 30 days as an indication that we have and even some strengthening, we will see sentiment turn very quickly. Right now, we estimate that something less than half of the world’s phosphate production capacity is in operation. In other terms, one-half of the production, at least, is shut down. We are starting to get to a period where you just can’t turn that back on in a day, and ship all of the product and have it there next week. So you have got not just the phosphate producers that have idled capacity but you have the important links in the supply chain, rail companies that have idled rail capacity, and I think we are really starting to play a dangerous game of chicken here, that it is going to be too late to get product into some positions when the farmers actually want it. It is, we have got a matter of four or five weeks to get this system working again, or there will be less fertilizer available for farmers to put on their fields.

And in China, with all that’s happening in the economics, they remain committed, to keeping their agricultural sector vibrant, increasing production and maintaining or lowering the cost of food. They don’t want food inflation at the, going on at the rates of the last few years, they brought a lot of resources to bear to increase production. So I think the Chinese are going to certainly in-country use all of the fertilizer they have in the past and perhaps a bit more. What they have left over for export, the Government has made it very clear that they are concerned about too much fertilizer leaving the country. So our estimate is, I think this year about 2.2 million tonnes of DAP and MAP will have been exported from China and we are seeing that only being marginally higher next year maybe 2.5, 2.6 million tonnes.

Michael Piken: Okay. Thank you very much.

Operator: And our next question comes from Mark Connelly. Mark, you may proceed.

Nils Wallin: Good morning. This is Nils Wallin sitting in for Mark. I just had a couple of quick questions. One, it sounds to me like there is a severe pinch on the supply chain, and if we were to see sort of normal demand patterns for farmers in the early spring, what is your sense that we might have a, you know, a panic buying or a reversal in fertilizer prices?

Jim Prokopanko: The chance of a panic buying, the supply chain is full. There is no shortage of fertilizer to go out to farmers that want to buy today and the next couple of weeks. In many parts of the country, there is a second fill that takes place in season, and if this is delayed much too long, there is not going to be, there is going to be a challenge to getting that fertilizer into position. So, we are not forecasting where these prices are headed. I think we have, I think, my judgment is there is, right now, there’s much more upside than there is down side. And what’s it is going to hinge on is what happens to these commodity prices going forward. Just ask Mike Rahm to add some commentary to that.

Mike Rahm: Thanks, Nils. I think it is a good question, and frankly, I think we would have answered it differently a month or six weeks ago, but a combination of factors such as the severity of the drop in shipments, the rally that we are seeing in commodity prices, and what, as Jim commented before, the movement of power and rail cars out of position to move fertilizer this spring is beginning to raise concerns about the capability of the supply chain to deliver the tonnes that are needed this fall. Our estimates assuming shipments in January remain dormant and pick up a little bit in February. Peak shipments in March, April, May for phosphate have to be 15% greater than the average that we have shipped during this period during the past three years, and for potash probably 20% greater. That is becoming an area of concern for us.

Nils Wallin: Thanks. That’s helpful. And just briefly, there is, in the past you have had some lag in your DAP prices, and you obviously had a good price realization this quarter. Is this, are we likely to see a continuation of this lag, or because of, because of revaluations and everything else, is it, will it decline in, in coming quarters?

Larry Stranghoener: Mark, we will continue to sell forward when the market rebounds as we always do, and that necessarily means there may be a lag between our realized prices and current spot prices. It will depend very much upon the trend in spot prices. And so, prices will be what prices will be when supply and demand factors sort themselves out. But we will continue with the selling practices that have worked well for us and for our customers, and that will imply that there will be a lag between spot prices and realized prices. It happened on the way up and it is happening on the way down, and presumably it will happen again back on the way up.

Nils Wallin: Thanks. That’s helpful.

Operator: Ladies and gentlemen, due to time, please only ask one question. And our next question comes from Bob Koort from Goldman Sachs. You may proceed.

Bob Koort: Thank you. Good morning. Question, Jim on the inventory side. We can see what you guys do from a producer standpoint with the TFI numbers, give us some sense of what’s going on at the at the dealer level and I think you mentioned that at some point they can average down their inventory with current prices, just wondering what kind of buying capacity they might have. Secondly, I know you said you are not providing a pricing forecast but Larry had to have some price incorporated into the inventory write-down. Can you give us a sense of what that price looks like relative to current pricing? Thanks.

Jim Prokopanko: Many of the warehouses are full, but as I said earlier, the dealer warehouses are, are full or near full with NPK, nitrogen, urea, phosphate and potash. There is capacity for them to buy and certainly commit for a refill into those warehouses. Clearly with what has happened in the markets and raw material costs, everybody has, is being hyper-cautious, and doesn’t want to extend their commitments until they know a bottom has been put into the market. I would comment our observation is with the questions we are getting now and the inquiries from buyers, I think people realize that we are, there’s more upside from today’s prices than there is downside. So we are starting to get a sense that people are ready to come to the table and begin to make some commitment. So, beyond that, these dealers had an, many, many dealers had an exceptional year last year. They’re going to perhaps give some of it back this year with the, with prices that might be higher than replacement, but you don’t run a business just for a year. It is a multi-year enterprise, and I think, many of the good and great dealers that I talk to, they understand that there is ups and downs, and there might be a give back this year and it was a great year last year. They will come back to the table. I have little doubt, and we are seeing those early signs of it.

And as far as — sorry. The second question was the pricing and no, we are just not going to go down that, go down that road and provide indication. Yes, Larry and the commercial team, estimated. But we are going keep that to ourselves for obvious commercial purposes.

Bob Koort: All right. Thank you.

Operator: Our next question comes from Steve Byrne from Merrill Lynch. Steve, you may proceed.

Steve Byrne: Hi. Thanks. Slight correction to that we are now Bank of America here. But to continue on that pricing front, can you confirm that the Moroccans have settled at least some first quarter rock prices at or above $250 a tonne?

Rick McLellan: There has been confirmation that they have completed some business at that level.

Jim Prokopanko: That’s Rick McClellan, our commercial manager, Steve.

Steve Byrne: All right. Thanks, Rick. Does that suggest that the non-integrated producers will likely remain idled until that pricing returns to say $550 a tonne?

Rick McLellan: I think that the biggest issue right now is with the amount of production that is out, those producers are out as well. And most people have inventory that they have to work their way through. And so the impact will be muted as they work through that inventory.

Steve Byrne: And then, another one on potash, is your forecast for a sequential decline in your net realized potash price due exclusively to mix shift toward industrial? In other words, have you seen any, any cracking in the fertilizer potash prices anywhere.

Rick McLellan: Right now we haven’t seen anything that shows that the ag business has, showing any cracks and it is strictly about product mix. And we will be shipping more industrial in this quarter.

Steve Byrne: Can you just quantify that, what percent of your potash shipments will be industrial this quarter versus normal?

Larry Stranghoener: Typically, Steve, I think you probably know that roughly 15% of our shipments are industrial. It will be a higher percentage this quarter, and I think we will just leave it at that.

Steve Byrne: All right. Thank you.

Operator: And our next question comes from Mark Gulley from Soleil Securities. Mark, you may proceed.

Mark Gulley: Good morning. Mike, I look forward to your presentation next week. Can you give us a sneak preview as to what you think will happen to application rates for P&K, let’s say North America, for next year, all in.

Mike Rahm: The short answer is I wish I knew. But, we have done some research with respect to our dealer customers and even with our farm customers and right now in our S&D, we are baking in a 5 to 10% drop in the national average application rates for P&K. We expect that corn acreage even though some recent surveys show those numbers dropping into the low 80s, we think at the end of the day, it will be mid-80s. So based on that, we have a 10% drop in P&K usage in the US baked into our S&Ds.

Mark Gulley: On the raw material side just a huge disparity, between spot prices of sulfur and ammonia and of course what you show in your second quarter results. Can you give any flavor for when you think those spot prices get baked into what we see in your reported results in the raw material side?

Steve Pinney: This is Steve Pinney with the Phosphates side. On the sulfur realizations, our inventories are very full at the moment. It is going to take some time into the next fiscal quarter before those inventories can be worked down. Part of that is dependent on how much of a reduction we take in the production side to work through those inventories. So I really can’t give you an accurate forecast of when we will actually see prices approaching the spot.

Mark Gulley: And finally you talked about a million tonne reduction in potash production. That’s compared to what, compared to last year, compared to your previous guidance, just trying to understand what do I subtract 1 million tonnes from?

Steve Pinney: That would be compared to our capacity, which would be roughly comparable to the original sales guidance we had.

Mark Gulley: Okay. Thank you.

Operator: And our next question comes from Dave Silver. Dave, you may proceed.

Dave Silver: Yeah. Hi, good morning. I have a question maybe for Mike or Jim, and I would like to ask maybe the potash negotiation question a different way. Last year, for the first time, I think India jumped the queue and concluded a large, long-term potash agreement ahead of the Chinese and when I look out into the market today, I am just scratching my head and saying, well it seems like from a customer’s point of view there would be a first mover advantage as well. So, you know, from the Canpotex perspective, I mean is their interest from India or other large buyers looking to take advantage of kind of an uncertain market now, and maybe cut themselves a better deal than if they wait for the Chinese to conclude their negotiations?

Jim Prokopanko: Well, Dave. Good morning and good to hear from you back in the saddle. I hope things are going well with you. We, Canpotex concluded a sale in the last month or six weeks to the Japanese and Koreans, so they were not as large as a Chinese or Indian sale, but it was a material size sale. So they, they have a view that these markets are going to remain strong. And I think that’s, that’s wise counsel with the curtailments that have been put in place or that have been announced, buyers shouldn’t dawdle over making the commitments and insuring there’s product available for their needs. We would encourage the Indians to come to the table, but right now, it is a negotiation that is going on with the Chinese, and that is the, that is the largest new bit of business ahead of us.

Dave Silver: Okay. If I can just follow up real quickly you may have addressed this directly and I may have missed it, but should we assume that the inventory write-downs that you took and reported in the second quarter results, has that captured the bulk of what has gone on in the market? Or is there some risk that post November 30, there can be some further downward adjustment that we see coming through in the next quarter or two?

Larry Stranghoener: David, it is Larry. The write-down reflects our assumptions with respect to future selling prices, and of course, those assumptions may or may not be accurate. We believe we have taken an appropriately conservative view of that. But, until we see where prices settled out, once we start to see more sales transactions, I can’t rule out the possibility of an additional write-down that would be surprising to us though if that were necessary.

Dave Silver: Okay. Thank you very much.

Operator: And our next question comes from Bob Goldberg. Bob, you may proceed.

Bob Goldberg: Morning, guys. Larry, I was just want to follow up on a comment in the press release that you expect operating cash flow to be negative, at least through the third quarter. Since you commented earlier that you don’t expect working capital to be a significant use of cash, I was just wondering how you would get to a negative number for operating cash flow, but since you do have $90 million of depreciation, I am wondering, I’m assuming you are not presuming a loss in the quarter. So I am wondering what is in that calculation to come up with a negative number.

Larry Stranghoener: Recognize that in the Phosphates business, virtually all of the volume we’ll be selling will be at zero gross margin and so you can draw your own conclusions about cash flow in that business. The primary issue, Bob, is that we just don’t see much sales volume. We have liquidated in effect a good chunk of receivables in the second quarter. And so there is not likely to be a net inflow of cash from working capital. In fact as I mentioned earlier, there’s likely to be a modest net outflow with working capital. On balance, people should be looking for weak cash flow in the quarter and we think it can well be negative.

Bob Goldberg: Okay. Just to summarize, if the working capital outflow were to offset the depreciation and amortization in the quarter, the way that operating cash flow will be negative is if you had a small operating loss I suppose?

Larry Stranghoener: And there would be other items at work there with respect to tax payments and such.

Bob Goldberg: Okay. Tax and payments in the November-quarter, or did they swing in the February-quarter.

Larry Stranghoener: There were substantial tax swing payments in the second quarter.

Bob Goldberg: You would expect that to recur in the February-quarter or are those semiannual payments?

Larry Stranghoener: Taxes are paid on a quarterly basis, based on our estimates of what full-year taxes will be, and I don’t yet know exactly what I should be looking for in the third quarter but some of the factor that might lead to negative operating cash flow.

Bob Goldberg: Thanks for the help. Appreciate it.

Larry Stranghoener: Okay, Bob.

Jim Prokopanko: Okay. With that, we are going to conclude our questions, and I am going to just exercise my prerogative of having the last word at least on this call. A few comments I want to make.

First, boy, the Mosaic team performed well in our second quarter by making the most of the market opportunity that we were presented, and for making our own share of opportunities available to the company. Our results for the second quarter demonstrate that claim. Second, although the third quarter will have its share of challenges, my Mosaic colleagues are well equipped and prepared to manage and lead through this period. It is important that I reinforce this is just the kind of period we have prepared the Mosaic enterprise for by building a strong balance sheet, establishing a significant cash reserve, reducing our debt, and pursuing operational excellence throughout our business.

Finally, I continue to have a great deal of confidence in the long-term outlook for our business. And the urgent necessity for the world to continue to build on its capacity to produce food. Mosaic is playing a significant role in helping the world grow the food it so desperately needs. We look forward to seeing you next week at our analyst day on January 12 [sic 13] in New York. Take care, everybody. Good day.

Operator: Thank you for your participation in today’s conference. This concludes the presentation. You may now disconnect. Have a great day.